425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON  FOERSTER LLP

BEIJING, BERLIN, BOSTON,
BRUSSELS, DENVER, HONG KONG,
LONDON, LOS ANGELES, NEW YORK,
NORTHERN VIRGINIA, PALO ALTO,
SAN DIEGO, SAN FRANCISCO, SHANGHAI,
SINGAPORE, TOKYO, WASHINGTON, D.C.

February 12, 2020

Board of Directors
MobileIron, Inc.
490 East Middlefield Road
Mountain View, CA 94043

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to MobileIron, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) covering the offering of up to an aggregate of 6,763,522 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 5,636,269 shares of Common Stock (the “2014 Shares”) issuable pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”), and (b) 1,127,253 shares of Common Stock (the “ESPP Shares,” and together with the 2014 Shares, the “Shares”) issuable pursuant to the Company’s Amended 2014 Employee Stock Purchase Plan (the “ESPP,” and together with the 2014 Plan, the “Plans”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to awards under the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors of the Company or a duly authorized committee thereof and the Plan, the Shares will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP